FINGERHUT RECEIVABLES, INC.
                                        Buyer

                                         and

                                FINGERHUT CORPORATION
                                        Seller



                                   FIRST AMENDMENT
                            Dated as of November 15, 1994

                                          to

                                  PURCHASE AGREEMENT
                              Dated as of June 29, 1994



                    FIRST AMENDMENT to PURCHASE AGREEMENT, dated as of November 15, 1994 ("First Amendment") by and between Fingerhut Receivables, Inc., as Buyer ("Buyer") and Fingerhut Corporation, as Seller ("Seller").

                    WHEREAS, the Buyer and Seller have heretofore executed and delivered the Purchase Agreement dated as of June 29, 1994 ("Purchase Agreement"), between the Buyer and Seller for the purchase of certain installment sale contract receivables generated by Seller from time to time in its ordinary course of business;

                    WHEREAS, Section 9.1 of the Purchase Agreement provides that the Buyer and Seller may amend the Purchase Agreement by a written instrument signed by both parties;

                    WHEREAS, Section 9.1 of the Purchase Agreement requires the Seller to provide prompt written notice of any such amendment to the Rating Agencies and such notice has been given to each Rating Agency; and

                    WHEREAS, all other conditions precedent to the execution of this Amendment have been complied with;

                    NOW, THEREFORE, the Buyer and Seller are executing and delivering this Amendment in order to amend the Purchase Agreement in the following manner.

                    Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement or, if not defined therein, in the Pooling and Servicing Agreement dated as of June 29, 1994 ( "Pooling and Servicing Agreement") by and among the Buyer, as Transferor, the Seller, as Servicer, and The Bank of New York (Delaware), as Trustee ("Trustee"), as supplemented by the Series 1994-1 Supplement, dated as of June 29, 1994 ("1994-1 Supplement") by and among Buyer, Seller and Trustee, and as further supplemented by the Series 1994-2 Supplement, dated as of November 15, 1994 ("1994-2 Supplement") by and among Buyer, Seller and Trustee.

                    SECTION 1. Consideration and Payment. Section 3.1 of the Purchase Agreement shall be amended to read in its entirety as follows:

               Section 3.1 Purchase Price. The Purchase Price for the Receivables and related property conveyed to the Buyer under this Agreement shall be a dollar amount equal to, for Receivables transferred on any date, the product of (i) the aggregate Outstanding Balance of all Receivables as of such date, and (ii) one minus the then applicable Seller's Discount.

                    SECTION 1.1 Term and Termination. Section 8.1 of the Purchase Agreement shall be amended to read in its entirety as follows:

               Section 8.1 Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of:
               (a) unless otherwise agreed to in writing by the Buyer and the Seller, the latest Series Termination Date for any Series; or (b) the occurrence of any of the following events: the Buyer or the Seller shall (i) become insolvent, (ii) fail to pay its debts generally as they become due, (iii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, (iv) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, and, in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days after its filing; provided, however, that the Buyer shall have no duty to continue to purchase Receivables from and after the filing against the Seller of an involuntary petition but prior to dismissal, or (v) become unable for any reason to purchase or re-purchase Receivables in accordance with the provisions of this Agreement or default in its obligations hereunder, which default continues unremedied for more than 30 days after written notice is delivered to the defaulting party by the non-defaulting party (any such date set forth in clause
               (a) or (b) hereof being a "Termination Date"); provided, however, that the termination of this Agreement pursuant to this subsection 8.1(b) hereof shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to make any payments with respect to, or repurchase, pursuant to Section 6.1 hereof, Receivables sold prior to such termination.

               Section 8.2 Effect of Termination. No termination or rejection of or failure to assume the executory obligations of this Agreement in the event of the bankruptcy of the Seller or the Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by the Seller or the Buyer. Without limiting the foregoing, prior to termination, the failure of the Seller to deliver computer records of Receivables or Settlement Statements shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Section 5 or Section 9.1 of this Agreement render an executed sale executory.

                    SECTION 2.1 Ratification of Purchase Agreement. As amended by this First Amendment, the Purchase Agreement is in all respects ratified and confirmed, and the Purchase Agreement as so amended by this First Amendment shall be read, taken and construed as one and the same instrument.

                    SECTION 3.1 No Waiver. The execution and delivery of this First Amendment shall not constitute a waiver of a past default under the Purchase Agreement or impair any right consequent thereon.

                    SECTION 4.1 Counterparts. The First Amendment may be executed in two or more counterparts including telefax transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                    SECTION 5.1 GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                    SECTION 6.1 Effective Date. This First Amendment shall become effective as of the day and year first above written.


                    IN WITNESS WHEREOF, the Buyer and the Seller have caused this First Amendment to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                           FINGERHUT RECEIVABLES, INC.
                                             as Buyer

                                           By: /s/ Robert W. Oberrender
                                              ___________________________
                                              Name:  Robert W. Oberrender
                                              Title: Vice President

                                           FINGERHUT CORPORATION
                                             as Seller

                                           By: /s/ Robert W. Oberrender
                                              ___________________________
                                              Name:  Robert W. Oberrender
                                              Title: Vice President